nsar\1997\fvf-77c.doc                 1           7/17/97
NAME OF REGISTRANT:
Franklin Valuemark Funds
File No. 811-5583


EXHIBIT ITEM No. 77C:
Submission of matters to a vote of security holders

At the special meeting of shareholders of the registrant held on April 4, 1997, the following items were voted upon:

1. Electing Trustees of the Trust to hold office until their successors are elected and qualified;


                                         Shares Voted
                       Shares Voted For  Against
Frank H. Abbott        948,803,887.387   23,789,637.622
L. C. Anderson         950,301,681.416   22,291,843.593
Harris J. Ashton       950,544,829.797   22,048,695.212
S. Joseph Fortunato    949,805,658.718   22,787,866.291
David W. Garbellano    947,870,197.603   24,723,327.406
Charles B. Johnson     950,398,940.768   22,194,584.241
Charles E. Johnson     950,097,436.776   22,496,088.233
Rupert H. Johnson, Jr. 950,749,074.437   21,844,450.572
Frank W. T. LaHaye     950,680,992.891   21,912,532.118
Gordon S. Macklin      950,214,147.999   22,379,377.010


2.    Ratifying  the  selection  of  Coopers  &  Lybrand  L.L.P.,
Certified Public Accountants, as the independent auditors for the Trust for the fiscal year ending December 31, 1997.


Shares Voted For Shares Voted Against

915,813,515.019  7,634,859.171


3. Approving changes in the investment objective and industry concentration policy of the Precious Metals Fund to those of a natural resources fund;


Shares Voted For Shares Voted Against

6,188,720.987    663,584.104

4. Approval of a change in the fundamental investment policies of the Precious Metals Fund to permit a change from investments in precious metals commodities to natural resources commodities, and to clarify that the fund may invest in futures contracts related to such commodities;

Shares Voted For Shares Voted Against

6,100,496.708    772,291.632


5. Approving a change in the fundamental investment policy of the Precious Metals Fund to permit a change from 5% to up to 10% of the fund's assets that may be invested in unseasoned issuers.

Shares Voted For Shares Voted Against

5,925,877.013    900,970.326